Exhibit 23.1
KPMG LLP
Two Financial Center
60 South Street
Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-282113 and 333-286209 ) on Form S-8 and (No. 333-290707) on Form S-3 of our report dated March 30, 2026, with respect to the consolidated financial statements of Bicara Therapeutics Inc. and subsidiary.

/s/ KPMG LLP

Boston, Massachusetts
March 30, 2026